SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      January 16, 1996
                                                --------------------------------



                              Travelers Group Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                    1-9924                    52-1568099
      --------                    ----------                ----------
      (State or other             (Commission               (IRS Employer
      jurisdiction of             File Number)              Identification No.)
      incorporation)

           388 Greenwich Street, New York, New York          10013
--------------------------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)

                                (212) 816-8000
--------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

Item 5. Other Events

Results of Operations

Travelers Group Inc. (the Company) had operating earnings for the fourth quarter, ended December 31, 1995, of $441.7 million, up 32% from $333.9 million in the 1994 period. Earnings per share from operations were $1.32 versus $0.99, up 33% on average common shares of 318.2 million and 317.6 million in the respective quarterly periods.

For the full year 1995, operating earnings reached a record $1.632 billion, up 24% from $1.321 billion in 1994. On a per share basis, operating earnings were a record $4.88 on 317.4 million average common shares versus $3.85 in 1994 on
322.0 million shares. The decline in the number of shares during the year reflects the Company's repurchase of approximately 9.2 million shares in 1995, principally for employee benefit plans.

Smith Barney achieved record operating earnings of $186.9 million and $599.5 million for the quarter and the year, up 159% and 63%, respectively, over the prior year periods. On a combined basis, operating earnings of the Travelers Life & Annuities and Property/ Casualty segments reached a record $182.6 million and $692.0 million for the quarter and year, which were increases of 21% and 31%, respectively, over the comparable 1994 periods.

Net income for the 1995 fourth quarter was $606.9 million, or $1.84 per share, which included operating earnings, investment portfolio gains of $68.2 million, as well as a net gain of $97.0 million resulting principally from the sale of The MetraHealth Companies, Inc. (MetraHealth) -- a joint venture between The Travelers Insurance Company and Metropolitan Life Insurance Company (MetLife) --to United HealthCare Corporation. According to the terms of the transaction, Travelers Group could receive up to an additional $169.0 million in proceeds, based on MetraHealth's 1995 performance.

This compares with net income in the 1994 fourth quarter of $333.9 million, or $0.99 per share, which reflected, as well as operating earnings, reported investment portfolio losses of $87.8 million, and an $87.8 million gain from sales of subsidiaries and affiliates, including American Capital Management & Research Inc. and Bankers & Shippers Insurance Company (Bankers & Shippers).

Net income for the full year 1995 was $1.834 billion, or $5.51 per share, which in addition to operating earnings, included investment portfolio gains of $85.3 million and gains on sales of subsidiaries and affiliates of $117.0 million. This compares with net income in 1994 of $1.326 billion, or $3.86 per share, which reflected, in addition to operating earnings, gains of $87.8 million from the sale of subsidiaries and affiliates, as well as reported net investment portfolio losses of $83.2 million.

The Company's revenues for the fourth quarter were $4.3 billion, relatively even with $4.4 billion in the 1994 period, and for the year declined to $17.6 billion versus $18.5 billion in 1994. Revenues from ongoing businesses were actually up 22% for the quarter, after deducting revenues for the 1994 period from businesses that were sold. On the same basis, full year revenues from ongoing businesses were up 14%.


                          INVESTMENT SERVICES

SMITH BARNEY OPERATING EARNINGS:
  Quarter: $186.9 MILLION, UP 159% FROM $72.2 MILLION IN 1994 PERIOD
     Year: $599.5 MILLION, UP 63% FROM $368.2 MILLION IN 1994 PERIOD

Continued strength in the financial markets contributed to Smith Barney's record earnings for the quarter and the year. The firm's return on equity reached 30.1% for the quarter, and 24.7% for the year. Pre-tax profit margins increased to 21.5% in the quarter, and to 18.9% for the year.

Revenues, net of interest expense, reached record levels of $1.48 billion and $5.43 billion for the quarter and the year, respectively. Commission revenues were up 31% in the quarter to $532.8 million, primarily as a result of higher activity in over-the-counter and listed securities markets, as well as increased mutual fund activity. Commission revenues increased to $2.0 billion for the full year, up 12% from $1.8 billion in 1994.

Investment banking revenues increased 83% to a record $261.8 million for the quarter, and were up 24% to a record $846.6 million for the year -- reflecting strong volume in equity and corporate debt underwriting and a record quarter for merger and acquisition fees.

Principal trading revenues for the quarter were flat compared with the comparable 1994 period because of a decline in municipal trading, offset by strong gains in equities. For the year, however, principal trading revenues increased 13% to $1.02 billion. Asset management fees rose 29% to a record $300.6 million during the quarter, bringing total asset management fees for 1995 to $1.1 billion. Assets under management reached a record $96.2 billion at year-end 1995, up 23% from 1994.

Net interest income of $95.2 million was relatively even with fourth quarter 1994, but increased 15% to $377.1 million for the year 1995.

Total expenses, excluding interest, increased 12% in the quarter as a result of higher production-related compensation expense. The firm continued to maintain its focus on controlling fixed expenses after having achieved its stated goal of $75 million in annualized reductions.

Results for "Mutual Funds and Asset Management" were previously included in this segment. American Capital Management & Research Inc. was sold in December 1994, and RCM Capital Management is included in "Corporate and Other" until its sale is completed.

                            CONSUMER FINANCE

CONSUMER FINANCE OPERATING EARNINGS:
   Quarter: $64.9 MILLION, UP 6% FROM $61.1 MILLION IN 1994 PERIOD
      Year: $246.4 MILLION, UP 9% FROM $226.7 MILLION IN 1994 PERIOD

Growth in receivables outstanding for Commercial Credit Company -- up a modest 5% from a year ago because of lower customer demand -- contributed to improved earnings for the fourth quarter and the year. Loans outstanding at year-end 1995 reached $7.2 billion.

The average yield on the portfolio was slightly higher in the quarter than in the comparable 1994 period -- 15.78% versus 15.62% -- and net margins declined to 8.97% from 9.01% in the comparable period, because of higher funding costs. For the year, the average yield rose to 15.64% compared with 15.41 % in 1994, and net margins rose to 8.79% from 8.76%, as a result of improved yields, offset by higher funding costs.

Delinquencies in excess of 60 days rose to 2.14% at December 31, 1995, versus historically low levels of 1.88% in 1994, and 1.97% at the end of the third quarter of 1995. Correspondingly, the charge-off rate, which had been at record low levels in 1994, moved higher in 1995 -- reaching 2.58% in the fourth quarter versus 2.24% in the 1995 third quarter and 2.08% in the prior year period. For the year, the charge-off rate was 2.28%, versus 2.08% for 1994. Reserves as a percentage of net receivables increased in the quarter to 2.66% from 2.64% at September 30, 1995.

Commercial Credit Company's total number of offices at year end stood at 850, down from 877 at September 30, 1995. During the quarter, branches were consolidated in anticipation of a new structure designed to better serve the company's growing business of underwriting second-mortgage ($.M.A.R.T.) loans for Primerica Financial Services. The number of credit card accounts issued through Travelers Bank increased by nearly 133,000 since the beginning of 1995, to a record level of more than 753,000 accounts.

                             LIFE INSURANCE

PRIMERICA FINANCIAL SERVICES OPERATING EARNINGS:
   Quarter: $60.3 MILLION, UP 14% FROM $52.8 MILLION IN 1994 PERIOD
      Year: $231.2 MILLION, UP 14% FROM $203.3 MILLION IN 1994 PERIOD

Primerica Financial Services' earnings gains for the quarter and the year reflected continued growth in life insurance in force as well as improving life insurance margins compared to 1994.

New term life sales were $13.5 billion in face amount for the quarter, up from $12.6 billion in the previous quarter, but down from $15.0 billion in the 1994 fourth quarter. Total life insurance in force at year end reached a record $348.2 billion, compared with $335.0 billion in 1994, and up from $344.7 billion at the end of the 1995 third quarter, indicating continued good policy persistency. The number of policies in force also increased during the year.

Sales of mutual funds for the quarter rose nearly 29% to $360.3 million (at net asset value) from the prior year period's $279.8 million, indicating strong customer demand. The company has also been successful in its efforts to increase the number of independent representatives licensed to sell registered securities.

Net receivables from second-mortgage ($.M.A.R.T.) loans and personal ($.A.F.E.) loans also continued to advance to $1.26 billion, up from $1.11 billion at December 31, 1994 and from $1.23 billion at the end of the 1995 third quarter. Both loan products are underwritten by Commercial Credit Company and distributed exclusively through the PFS sales force.

The company's Secure property/casualty insurance product, issued through Travelers Indemnity and rolled out in 1995 in 14 states, continues to experience healthy growth in applications.

TRAVELERS LIFE & ANNUITIES OPERATING EARNINGS:
   Quarter: $74.1 MILLION, UP 21% FROM $61.4 MILLION IN 1994 PERIOD
      Year: $281.2 MILLION, UP 34% FROM $209.2 MILLION IN 1994 PERIOD

      Higher investment margins -- helped by reinvestment of proceeds from sales of underperforming real estate during the year -- and improved productivity drove the increase in 1995 earnings. Quarterly results for 1995 also include investment income attributable to the reinvestment of MetraHealth sale proceeds, but exclude earnings from Transport Life Insurance Company (Transport Life), which was spun-off to holders of Travelers Group Inc. common stock in September 1995.

For individual annuities, net written premiums and deposits were $532.8 million for the quarter, up 46% from $364.3 million in the prior year period, and for the year were $1.7 billion, up 31% from $1.3 billion. Total policyholder account balances and benefit reserves at year-end 1995 were $ 12.7 billion versus $10.9 billion in 1994.

Sales continue to be strengthened by the success of Vintage, the variable annuity product distributed exclusively by Smith Barney Financial Consultants, which was launched in June 1994, and now accounts for more than 40% of all individual annuity production at Travelers. Vintage Life and Travelers Target Maturity, the first of several new products planned for Smith Barney, were introduced in September 1995. Annuity sales were also helped in part by rating agency upgrades for claims-paying ability that occurred during the year.

In the group annuity business, net written premiums and deposits for the quarter were $307.0 million versus $124.8 million in last year's quarter, and $1.0 billion versus $771.5 million for the years 1995 and 1994, respectively. These amounts exclude $200 million in deposits in the 1995 first quarter, and $512 million in the 1994 fourth quarter, related to the transfer in-house of "old" Travelers pension fund assets previously managed externally. A management decision not to renew low margin guaranteed investment contracts written in prior years accounted for a reduction in group annuity policyholder account balances and benefit reserves to $10.6 billion at year-end, from $12.2 billion at year-end 1994.

Individual life insurance in force, excluding Transport Life, was $49.2 billion at year-end 1995, up from $48.4 billion at year-end 1994. Net written premiums and deposits for individual life insurance, excluding Transport Life, were $88.3 million for the quarter and $269.3 million for the year, compared to last year's $84.9 million and $282.1 million for the respective periods. The year-over-year decline reflects the purchase of additional reinsurance coverage in 1995, and de-emphasis of sales of certain lower-margin life insurance products.

Net written premiums for health-related lines, excluding Transport Life, were $34.9 million for the quarter, up 23% from $28.3 million in the prior year period, and for the year were $132.6 million, up 19% from $111.1 million. These increases reflect strong growth in long-term care insurance.

                     PROPERTY & CASUALTY INSURANCE

COMMERCIAL LINES OPERATING EARNINGS:
   Quarter: $82.3 MILLION, UP 31% FROM $62.9 MILLION IN 1994 PERIOD
      Year: $306.6 MILLION, UP 40% FROM $218.5 MILLION IN 1994 PERIOD

Performance improvement in this segment was primarily driven by improved loss trends in the workers' compensation line, higher net investment income, and expense reduction initiatives. Total net written premiums and equivalents were $1.1 billion for the quarter, relatively even with the 1994 period, and were $5.1 billion for the year, down from $5.4 billion in 1994.

In the national accounts market, premiums and equivalents were $589.4 million in the quarter, compared with $617.9 million in the prior year period, and were $2.9 billion in 1995, compared with $3.2 billion in 1994. Customer retention and new business generation in the quarter remained strong, up significantly from the comparable 1994 period. However, this activity was more than offset by the continued decline in the workers' compensation involuntary pool service business. This decline is related to a de-population of involuntary pools, as the loss experience of workers' compensation improves and insureds move to voluntary markets.

Full year production levels also declined, because of selective renewal activity in a competitive pricing environment and reduced servicing of involuntary pool workers' compensation business. The company experienced continued success in lowering clients' workers' compensation losses, which reduced premiums and equivalents.

Premiums and equivalents in the agency market were $457.3 million in the quarter and $1.9 billion for the year, compared with $443.7 million and $1.9 billion, respectively, for the comparable 1994 periods. Continued middle market growth in industry-specific programs and in loss-responsive products was partly offset by continued softness in the guaranteed-cost commercial products business.

Catastrophe losses, after taxes and reinsurance, were negligible for the 1995 quarter and $7.0 million for the year, versus $2.4 million and $30.4 million, respectively, in the comparable 1994 periods.

PERSONAL LINES OPERATING EARNINGS:
   Quarter: $26.2 MILLION VERSUS $26.0 MILLION IN 1994 PERIOD
      Year: $104.2 MILLION VERSUS $102.3 MILLION IN 1994 PERIOD

Expense reduction initiatives and strong net investment income contributed to personal lines earnings in 1995, while the prior year benefited from a one-time contribution of $9.0 million from the favorable resolution of the New Jersey Market Transition Facility (MTF) deficit, as well as earnings from Bankers &

Shippers (which was sold in October 1994). Excluding the MTF resolution and Bankers & Shippers earnings, 1995 operating earnings were up 24% over 1994.

Net written premiums in the quarter were $319.6 million compared to $353.6 million a year ago, and for the 1995 year were $1.3 billion, compared with $1.4 billion in 1994. However, when adjusted for the sale of Bankers & Shippers, net written premiums on continuing lines for the year 1995 were up approximately 8% over the prior year. Personal Lines is experiencing premium growth with independent agents in target markets.

Catastrophe losses in 1995 reduced earnings by $12.2 million, compared to $26.4 million a year ago.

                          CORPORATE AND OTHER

OPERATING EXPENSE:
   Quarter: ($53.0 MILLION) VERSUS ($63.1 MILLION) IN 1994 PERIOD
      Year: ($137.2 MILLION) VERSUS ($200.0 MILLION) IN 1994 PERIOD

This segment's results include earnings of $6.0 million in the 1995 quarter from business previously included in Travelers Managed Care and Employee Benefits (MCEBO) segment. The full year reflects $77.5 million of MCEBO earnings and a higher level of, and higher interest rates on, corporate borrowings. In 1994, MCEBO earnings were included in the "Life Insurance" segment.

TRAVELERS GROUP INC. - SUMMARY OF EARNINGS
(In millions of dollars and shares, except per share amounts)


                                              For the quarter ended                For the year ended
                                              December 31,                         December 31,
                                              ----------------  --------------   --------------   --------------
                                                       1995              1994             1995             1994
                                              ----------------  --------------   --------------   --------------

Revenues                                           $4,263.7          $4,380.6        $17,623.6        $18,464.7
                                              ==============    ==============   ==============   ==============

After-tax income

Operating earnings                                   $441.7            $333.9         $1,631.9         $1,320.9
                                              --------------    --------------   --------------   --------------


Portfolio gains (losses)                               68.2             (87.8)            85.3            (83.2)

Gain on sale of subsidiaries and affiliates            97.0              87.8            117.0             87.8
                                              --------------    --------------   --------------   --------------


Net income                                            606.9             333.9          1,834.2          1,325.5
                                              --------------    --------------   --------------   --------------


Preferred dividends                                   (21.1)            (20.7)           (84.0)           (82.9)
                                              --------------    --------------   --------------   --------------
Income applicable to common stock                    $585.8            $313.2         $1,750.2         $1,242.6
                                              ==============    ==============   ==============   ==============

Earnings per share:
Before portfolio gains (losses) and gain on
  sale of subsidiary                                  $1.32             $0.99            $4.88            $3.85

  Portfolio gains (losses)                             0.22             (0.28)            0.27            (0.26)

  Gain on sale of subsidiaries and affiliates          0.30              0.28             0.36             0.27
                                              --------------    --------------   --------------   --------------

Net Income                                            $1.84             $0.99            $5.51            $3.86
                                              ==============    ==============   ==============   ==============

Total average common
  and equivalent shares                               318.2             317.6            317.4            322.0
                                              ==============    ==============   ==============   ==============

Common shares issued and
  outstanding at period end                           316.2             316.5    *                *
                                              ==============    ==============   ==============   ==============


* Same as quarter end

TRAVELERS GROUP INC. - SEGMENT REVENUES
(In millions of dollars)


                                         For the quarter ended            For the year ended
                                         December 31,                     December 31,
                                         --------------   --------------  --------------  --------------
                                                  1995             1994            1995            1994
                                         --------------   --------------  --------------  --------------

REVENUES

Investment Services
  Smith Barney                                $1,821.2         $1,425.3        $6,808.3        $5,533.9
  Mutual Funds and Asset Management (1)                            37.8                           155.9
                                         --------------   --------------  --------------  --------------
    Total Investment Services                  1,821.2          1,463.1         6,808.3         5,689.8
                                         --------------   --------------  --------------  --------------

Consumer Finance Services                        348.7            322.5         1,354.3         1,238.6
                                         --------------   --------------  --------------  --------------

Life Insurance Services
  Primerica Financial Services                   346.4            330.7         1,355.5         1,289.9
  Travelers Life and Annuities                   630.8            565.0         2,502.4         2,198.5
  Managed Care and Employee Benefits (2)                          867.2                         3,521.5
                                         --------------   --------------  --------------  --------------
    Total Life Insurance Services                977.2          1,762.9         3,857.9         7,009.9
                                         --------------   --------------  --------------  --------------

Property and Casualty Insurance Services
  Commercial lines                               617.8            505.2         3,063.4         3,058.3
  Personal lines                                 384.6            329.7         1,481.9         1,479.4
                                         --------------   --------------  --------------  --------------
    Total P&C Insurance Services               1,002.4            834.9         4,545.3         4,537.7
                                         --------------   --------------  --------------  --------------

Corporate and Other (1),(2)                      114.2             (2.8)        1,057.8           (11.3)
                                         --------------   --------------  --------------  --------------


    Total Revenues                            $4,263.7         $4,380.6       $17,623.6       $18,464.7
                                         ==============   ==============  ==============  ==============

(1) American Capital was sold during 1994. RCM Capital Management, the remaining component of what were the Mutual Funds and Asset Management operations in 1994, is reported as part of Corporate and Other in 1995. In December 1995, Travelers Group entered into an agreement to sell its interest in RCM to Dresdner Bank AG. The sale is expected to close in mid-1996 subject to approval by the Federal Reserve.

(2) Operations comprising Managed Care and Employee Benefits in 1994 were either sold to Metropolitan Life Insurance Company or exchanged for a 50% interest in The MetraHealth Companies Inc. The 1995 MetraHealth interest, together with the revenue from the run-off portion of businesses transferred to MetraHealth, are included in Corporate and Other. These operations, which comprise substantially all of the revenues included in Corporate and Other, are being accounted for as discontinued operations. As previously announced, subsidiaries of Travelers Group and Metropolitan Life completed the sale of their interests in MetraHealth to United HealthCare Corporation on October 2, 1995.

TRAVELERS GROUP INC. - SEGMENT OPERATING EARNINGS
(In millions of dollars)


                                            For the quarter ended                For the year ended
                                            December 31,                         December 31,
                                            --------------   --------------   --------------  --------------
                                                     1995             1994             1995            1994
                                            --------------   --------------   --------------  --------------

OPERATING EARNINGS

Investment Services
  Smith Barney                                     $186.9            $72.2           $599.5          $368.2
  Mutual Funds and Asset Management (1)                                7.3                             32.5
                                            --------------   --------------   --------------  --------------
     Total Investment Services                      186.9             79.5            599.5           400.7
                                            --------------   --------------   --------------  --------------

Consumer Finance Services                            64.9             61.1            246.4           226.7
                                            --------------   --------------   --------------  --------------

Life Insurance Services
  Primerica Financial Services                       60.3             52.8            231.2           203.3
  Travelers Life and Annuities                       74.1             61.4            281.2           209.2
  Managed Care and Employee Benefits (2)                              53.3                            160.2
                                            --------------   --------------   --------------  --------------
     Total Life Insurance Services                  134.4            167.5            512.4           572.7
                                            --------------   --------------   --------------  --------------

Property and Casualty Insurance Services
  Commercial lines                                   82.3             62.9            306.6           218.5
  Personal lines                                     26.2             26.0            104.2           102.3
                                            --------------   --------------   --------------  --------------
     Total P&C Insurance Services                   108.5             88.9            410.8           320.8
                                            --------------   --------------   --------------  --------------

  Total business income                             494.7            397.0          1,769.1         1,520.9
                                            --------------   --------------   --------------  --------------

Corporate and Other (1),(2)                         (53.0)           (63.1)          (137.2)         (200.0)
                                            --------------   --------------   --------------  --------------

    Operating earnings                             $441.7           $333.9         $1,631.9        $1,320.9
                                            ==============   ==============   ==============  ==============


(1) American Capital was sold during 1994. RCM Capital Management, the remaining component of what were the Mutual Funds and Asset Management operations in 1994, is reported as part of Corporate and Other in 1995. In December 1995, Travelers Group entered into an agreement to sell its interest in RCM to Dresdner Bank AG. The sale is expected to close in mid-1996 subject to approval by the Federal Reserve.

(2) Operations comprising Managed Care and Employee Benefits in 1994 were either sold to Metropolitan Life Insurance Company or exchanged for a 50% interest in The MetraHealth Companies Inc. The 1995 MetraHealth interest, together with the earnings from the run-off portion of businesses transferred to MetraHealth, are included in Corporate and Other. These operations are being accounted for as discontinued operations. As previously announced, subsidiaries of Travelers Group and Metropolitan Life completed the sale of their interests in MetraHealth to United HealthCare Corporation on October 2, 1995.

INVESTMENT SERVICES -- Page 1
(In millions of dollars)

                                                    As of and for the quarter ended      As of and for the year ended
                                                    December 31,                         December 31,
                                                    --------------   --------------    --------------  --------------
                                                             1995             1994              1995            1994
                                                    --------------   --------------    --------------  --------------
SMITH BARNEY INC.

Revenues:
  Commissions                                              $532.8           $407.4          $2,008.1        $1,799.7
  Investment banking                                        261.8            143.4             846.6           680.4
  Principal trading                                         253.7            253.5           1,016.0           900.1
  Asset management fees                                     300.6            233.3           1,051.9           940.7
  Other income                                               31.5             22.0             134.1           113.2
                                                    --------------   --------------    --------------  --------------
    Total revenues before interest                        1,380.4          1,059.6           5,056.7         4,434.1
                                                    --------------   --------------    --------------  --------------
  Interest and dividends                                    440.8            365.7           1,751.6         1,099.8
  Interest expense                                          345.6            270.0           1,374.5           770.4
                                                    --------------   --------------    --------------  --------------
         Net interest revenue                                95.2             95.7             377.1           329.4
                                                    --------------   --------------    --------------  --------------
          Total revenues, net of interest expense         1,475.6          1,155.3           5,433.8         4,763.5
                                                    --------------   --------------    --------------  --------------
Expenses:
  Compensation and benefits                                 833.2            729.9           3,192.6         2,953.4
  Occupancy, communications                                 135.4            146.0             571.6           574.3
  Other expenses                                            189.8            159.1             641.3           590.6
                                                    --------------   --------------    --------------  --------------
          Total expenses                                  1,158.4          1,035.0           4,405.5         4,118.3
                                                    --------------   --------------    --------------  --------------
Income before income taxes                                  317.2            120.3           1,028.3           645.2
Provision for income taxes                                 (130.3)           (48.1)           (428.8)         (277.0)
                                                    --------------   --------------    --------------  --------------
Operating earnings                                          186.9             72.2             599.5           368.2
                                                    --------------   --------------    --------------  --------------
Gain from sale of interest in H.G. Asia                                       21.3                              21.3
                                                    --------------   --------------    --------------  --------------
After-tax earnings                                         $186.9            $93.5            $599.5          $389.5
                                                    ==============   ==============    ==============  ==============


Total assets (in billions)                                  $41.0            $45.6     *               *
Total equity  (in billions)                                  $2.5             $2.3     *               *
Total regulatory capital (in billions) (1)                   $3.3             $3.1     *               *
Return on equity                                             30.1%            16.2%             24.7%           17.4%
Pre-tax profit margin                                        21.5%            10.4%             18.9%           13.5%




(1) Represents total regulatory capital of broker/dealer subsidiary, Smith Barney Inc.


* Same as quarter end.

INVESTMENT SERVICES -- Page 2
(In millions of dollars)





                                                    As of and for the quarter ended    As of and for the year ended
                                                    December 31,                       December 31,
                                                    -------------- --------------      --------------  --------------
                                                             1995           1994                1995            1994
                                                    -------------- --------------      --------------  --------------
SMITH BARNEY INC.

Retail Brokerage
  Number of registered Financial Consultants               10,682         11,173       *               *
  Annualized retail gross production per FC (000)            $323           $255                $305            $277
  Domestic retail offices                                     461            474       *               *
  Priced assets in client accounts (in billions)           $419.7         $338.4       *               *

Asset Management
  Assets under fee-based management ($ in bil):
    Money market funds                                      $35.6          $28.9       *               *
    Mutual funds                                             31.5           26.0       *               *
    Managed accounts                                         23.4           19.2       *               *
    Assets managed by Financial Consultants (1)               5.7            3.9       *               *
                                                    -------------- --------------      --------------  --------------
        Total                                               $96.2          $78.0       *               *

  Externally managed assets (wrap accts.)                   $35.3          $26.7       *               *

Investment Banking
  Domestic underwriting (full credit to lead mgr.):
  Equity -- Volume                                       $1,860.4         $529.9            $5,521.8        $3,467.9
             -- Market share                                  7.0%           3.9%                6.7%            5.6%
  Debt -- Volume                                         $6,450.6       $2,448.3           $20,195.5       $10,611.8
           -- Market share                                    3.4%           2.3%                2.9%            1.6%
  Municipals -- Volume                                   $4,982.1       $2,858.7           $15,491.3       $13,635.9
                    -- Market share                           8.7%           6.8%                7.9%            6.6%

Capital Markets/Research
  Number of institutional specialists                         423            381       *               *
  Number of stocks in which markets are made                1,671          1,721       *               *
  Number of research analysts                                 148            160       *               *
  % of S&P sectors covered by research                         96%            96%      *               *

CONSOLIDATED TRAVELERS GROUP
ASSETS UNDER MANAGEMENT ($ bil.)
  Smith Barney                                              $96.2          $78.0       *               *
  RCM Capital Management                                     26.2           22.5       *               *
  Travelers Life and Annuities                               22.1           19.2       *               *
                                                    -------------- --------------      --------------  --------------
    Total assets managed for third parties                 $144.5         $119.7       *               *




(1) Included in assets under fee-based management given that the contractual relationships with Smith Barney conform with Institutional Investor standards.


* Same as quarter end.

CONSUMER FINANCE SERVICES
(In millions of dollars)




                                           As of and for the quarter ended      As of and for the year ended
                                           December 31,                         December 31,
                                           --------------   --------------   --------------   --------------
                                                    1995             1994             1995             1994
                                           --------------   --------------   --------------   --------------

REVENUES                                          $348.7           $322.5         $1,354.3         $1,238.6

OPERATING EARNINGS                                 $64.9            $61.1           $246.4           $226.7




Net receivables
  Personal loans                                $3,051.0         $2,874.7    *                *
  Real estate-secured loans                      2,957.1          2,844.7    *                *
  Credit cards                                     761.8            712.5    *                *
  Sales finance and other                          468.2            453.5    *                *
                                           --------------   --------------   --------------   --------------

Consumer finance receivables,
      net of unearned finance charges            7,238.1          6,885.4    *                *
Accrued interest receivable                         46.9             42.3    *                *
Allowance for credit losses                       (192.5)          (181.9)   *                *
                                           --------------   --------------   --------------   --------------
Consumer finance receivables, net               $7,092.5         $6,745.8    *                *
                                           ==============   ==============   ==============   ==============


Number of offices                                    850              828    *                *

Number of credit card accounts                   753,200          620,500    *                *

Average yield                                      15.78%           15.62%           15.64%           15.41%
Average net interest margin                         8.97%            9.01%            8.79%            8.76%
Charge-off rate                                     2.58%            2.08%            2.28%            2.08%
60+ days past due as % of receivables               2.14%            1.88%   *                *
Reserves as % of net receivables                    2.66%            2.64%   *                *

Finance insurance premiums earned                  $37.4            $31.3           $138.8           $114.5



* Same as quarter end.

LIFE INSURANCE SERVICES -- Page 1
(In millions of dollars)




                                                 As of and for the quarter ended         As of and for the year ended
                                                 December 31,                            December 31,
                                                 --------------      --------------      --------------      --------------
                                                          1995                1994                1995                1994
                                                 --------------      --------------      --------------      --------------
REVENUES                                                $977.2            $1,762.9            $3,857.9            $7,009.9

OPERATING EARNINGS
  Primerica Financial Services                           $60.3               $52.8              $231.2              $203.3
  Travelers Life and Annuities                            74.1                61.4               281.2               209.2
  Managed Care and Employee Benefits (1)                                      53.3                                   160.2
                                                 --------------      --------------      --------------      --------------
    Total                                               $134.4              $167.5              $512.4              $572.7



Statutory Data

Travelers Insurance Company :
  Statutory capital and surplus (2)                   $3,051.7            $2,155.8       *                   *
  Adjusted capital & surplus to liabilities (2)           15.0%               10.8%      *                   *





(1) Operations comprising Managed Care and Employee Benefits in 1994 were either sold to Metropolitan Life Insurance Company or exchanged for a 50% interest in The MetraHealth Companies Inc. The 1995 MetraHealth interest, together with the earnings from the run-off portion of businesses transferred to MetraHealth, are included in Corporate and Other. These operations are being accounted for as discontinued operations. As previously announced, subsidiaries of Travelers Group and Metropolitan Life completed the sale of their interests in MetraHealth to United HealthCare Corporation on October 2, 1995.

(2) Current period data is preliminary.




* Same as quarter end.

LIFE INSURANCE SERVICES -- Page 2
(In millions of dollars)


                                                  As of and for the quarter ended         As of and for the year ended
                                                  December 31,                            December 31,
                                                  --------------      --------------      ----------------    --------------
                                                           1995                1994                1995                1994
                                                  --------------      --------------      --------------      --------------
PRIMERICA FINANCIAL SERVICES

REVENUES                                                 $346.4              $330.7            $1,355.5            $1,289.9

OPERATING EARNINGS                                        $60.3               $52.8              $231.2              $203.3

Life insurance issued ($ bil., face amount)               $13.5               $15.0               $53.0               $57.4
Life insurance in force ($ bil., face amount)            $348.2              $335.0       *                   *

Number of life policies issued (000)                       67.8                77.8               266.6               299.4
Number of life policies in force (000)                  2,115.6             2,075.6       *                   *

Annualized issued premiums                                $56.4               $61.9              $219.8              $224.1
Direct premiums                                          $294.3              $282.4            $1,161.2            $1,097.2

Earned premiums - PFS Individual term life               $233.1              $225.7              $931.3              $869.3
Other                                                      22.8                26.4                80.4                93.1
                                                  --------------      --------------      --------------      --------------
  Total                                                  $255.9              $252.1            $1,011.7              $962.4
                                                  ==============      ==============      ==============      ==============

Mutual fund sales at NAV                                 $360.3              $279.8            $1,298.3            $1,322.2
$.M.A.R.T. LOANs outstanding (1)                       $1,068.9              $952.3       *                   *
S.A.F.E. LOANs outstanding (1)                           $189.4              $154.6       *                   *





(1) These loans are marketed by PFS; the receivables are reflected in the assets of Consumer Finance Services.



* Same as quarter end.

LIFE INSURANCE SERVICES -- Page 3
(In millions of dollars)




                                                    As of and for the quarter ended         As of and for the year ended
                                                    December 31,                            December 31,
                                                    --------------      --------------      ----------------    --------------
                                                             1995                1994                1995                1994
                                                    --------------      --------------      --------------      --------------
TRAVELERS LIFE AND ANNUITIES

REVENUES                                                   $630.8              $565.0            $2,502.4            $2,198.5

OPERATING EARNINGS                                          $74.1               $61.4              $281.2              $209.2

Individual life insurance:
  Life insurance in force ($ bil., face amt.) (1)           $49.2               $49.0       *                   *
  Number of life policies in force (000) (1)                  563               606.1       *                   *

  Net written premiums and deposits                         $88.3               $86.1              $273.4              $286.8
  Life insurance issued ($ bil., face amt.)                  $1.7                $2.0                $6.2                $9.2
  Number of life policies issued (000)                        6.5                 8.4                25.7                38.1

  Policyholder account balances & benefit
       reserves                                          $2,080.3            $2,075.6       *                   *

Individual Annuities:
  Number of annuities in force (000)                        656.5               605.5       *                   *
  Number of annuities issued (000)                           27.2                22.0                91.2                88.3

  Net written premiums & deposits                          $532.8              $364.3            $1,712.6            $1,308.7
  Policyholder account balances & benefit
       reserves (2)                                     $12,729.1           $10,871.0       *                   *

Group Annuities (3):
  Net written premiums & deposits                          $307.0              $636.8            $1,220.9            $1,283.5
  Policyholder account balances & benefit
        reserves (2),(4)                                $10,639.8           $12,209.0       *                   *

Individual accident & health:
  Number of policies in force  (000) (1)                     77.2               494.4       *                   *
  Net written premiums                                      $34.9               $81.2              $288.4              $334.4

All Businesses:
  Net investment income                                    $417.0              $394.3            $1,673.3            $1,470.0
  Interest credited to contractholders                     $234.6              $210.8              $966.8              $870.7



(1) On September 29, 1995, Travelers Group made a pro rata distribution to its stockholders of Transport Holdings Inc. which, at the time of distribution, was the indirect owner of the business of Transport Life Insurance Company. Comparable in force amounts for 1994 (excluding Transport) are as follows: face amount of life insurance, $48.4; number of individual life policies, 583.1; and number of individual accident and health policies, 63.4.

(2) Includes general account, separate accounts and managed funds.

(3) Includes deposits of $200 and $512 for the quarters ended
     March 31, 1995 and December 31, 1994, respectively, related to the transfer in-house of old Travelers pension fund assets previously managed externally.

(4) Includes $1,947.3 and $3,028.1 in guaranteed investment contracts at December 31, 1995 and 1994, respectively.

* Same as quarter end.

PROPERTY & CASUALTY INSURANCE SERVICES -- Page 1
(In millions of dollars)


                                              As of and for the quarter ended         As of and for the year ended
                                              December 31,                            December 31,
                                              --------------      --------------      --------------      --------------
                                                       1995                1994                1995                1994
                                              --------------      --------------      --------------      --------------
TOTAL P&C INSURANCE

REVENUES                                           $1,002.4              $834.9            $4,545.3            $4,537.7

OPERATING EARNINGS
  Commercial Lines                                    $82.3               $62.9              $306.6              $218.5
  Personal Lines                                       26.2                26.0               104.2               102.3
                                              --------------      --------------      --------------      --------------
    Total                                            $108.5               $88.9              $410.8              $320.8
                                              --------------      --------------      --------------      --------------

STATUTORY TO GAAP RECONCILIATION
Net written premiums                                 $885.9              $921.4            $3,606.3            $3,846.5
                                              --------------      --------------      --------------      --------------

Net earned premiums                                  $704.2              $617.1            $3,304.0            $3,517.5

Losses and loss adjustment expenses                   487.5               734.5             2,585.2             3,119.0
Other underwriting expenses                           248.6               235.0               951.7             1,018.8
Dividends to policyholders (1)                         10.3               (51.0)               25.6               (36.5)
                                              --------------      --------------      --------------      --------------
     Total deductions                                 746.4               918.5             3,562.5             4,101.3
                                              --------------      --------------      --------------      --------------
Statutory underwriting loss                           (42.2)             (301.4)             (258.5)             (583.8)
GAAP adjustments                                      (61.3)              146.6              (301.1)               16.6
                                              --------------      --------------      --------------      --------------
Adjusted underwriting loss                           (103.5)             (154.8)             (559.6)             (567.2)
Net investment income                                 193.4               169.7               744.4               644.1
Other income                                           50.9               103.5               345.1               340.6
                                              --------------      --------------      --------------      --------------
Operating income before federal
     income taxes                                     140.8               118.4               529.9               417.5
Federal income taxes                                   32.3                29.5               119.1                96.7
                                              --------------      --------------      --------------      --------------
Operating income                                     $108.5               $88.9              $410.8              $320.8

Net investment income - after tax                    $142.5              $125.7              $551.6              $481.9
Effective tax rate on net investment income            26.3%               25.9%               25.9%               25.2%

Combined ratio  (2):
   Losses and loss adjustment expenses                 69.2%              119.0%               78.2%               88.7%
   Other underwriting expenses                         28.1%               25.5%               26.4%               26.5%
                                              --------------      --------------      --------------      --------------
   Combined                                            97.3%              144.5%              104.6%              115.2%

Travelers Indemnity
Statutory capital and surplus (3),(4)              $2,637.5            $2,061.9       *                   *
Premiums to surplus ratio (3),(4)                 1.37:1              1.74:1          *                   *
Total loss and loss adjustment expense
     reserve                                      $10,096.6            $9,938.0       *                   *


(1) Includes a fourth quarter 1994 reclassification of policyholder dividend reserves to retrospective premium reserves.

(2) The 1994 fourth quarter and full year combined ratios include reserve increases for environmental claims, litigation and a reduction of ceded reinsurance balances amounting to $225 million that were charged against income on a statutory basis (but not for GAAP reporting purposes due to purchase accounting adjustments related to the acquisition of old Travelers). The combined ratio is before policyholder dividends, which are immaterial.

(3) Includes Travelers Indemnity Company, its subsidiaries and affiliated companies.

(4) Current period data is preliminary.


* Same as quarter end.

PROPERTY & CASUALTY INSURANCE SERVICES -- Page 2
(In millions of dollars)

                                                  As of and for the quarter ended         As of and for the year ended
                                                  December 31,                            December 31,
                                                  ----------------    --------------      ----------------    --------------
                                                           1995                1994                1995                1994
                                                  --------------      --------------      --------------      --------------
COMMERCIAL LINES

REVENUES                                                 $617.8              $505.2            $3,063.4            $3,058.3

OPERATING EARNINGS                                        $82.3               $62.9              $306.6              $218.5


Net written premiums & equivalents by market: (1)
  National accounts
    Premiums                                             $125.9              $110.6              $459.8              $575.9
    Equivalents (2)                                       463.5               507.3             2,404.5             2,651.1
                                                  --------------      --------------      --------------      --------------
       Total                                              589.4               617.9             2,864.3             3,227.0
  Agency
    Premiums                                              362.8               362.1             1,515.2             1,516.9
    Equivalents                                            94.5                81.6               416.1               339.2
                                                  --------------      --------------      --------------      --------------
       Total                                              457.3               443.7             1,931.3             1,856.1
  Specialty - Premiums                                     77.6                73.4               333.7               298.8
                                                  --------------      --------------      --------------      --------------
  Total premiums and equivalents                       $1,124.3            $1,135.0            $5,129.3            $5,381.9
                                                  --------------      --------------      --------------      --------------

Net written premiums by product line:
  Workers compensation                                   $172.9              $187.6              $742.8              $907.1
  Multi-peril                                              85.8                74.0               318.2               303.8
  Automobile                                              101.6                97.3               416.5               417.2
  Other liability                                         130.5                97.5               484.0               426.2
  Property and other                                       75.5                89.7               347.2               337.3
                                                  --------------      --------------      --------------      --------------
    Total                                                 566.3               546.1             2,308.7             2,391.6
  Equivalents (1),(2)                                     558.0               588.9             2,820.6             2,990.3
                                                  --------------      --------------      --------------      --------------
    Total premiums and equivalents                     $1,124.3            $1,135.0            $5,129.3            $5,381.9

Combined ratio (3):
  Losses and loss adjustment expenses                      64.2%              183.4%               80.6%              100.0%
  Other underwriting expenses                              26.0%               24.0%               24.4%               24.7%
                                                  --------------      --------------      --------------      --------------
    Combined                                               90.2%              207.4%              105.0%              124.7%

Statutory Ratio Development:
  Net earned premiums                                    $376.8              $279.2            $2,020.3            $2,143.2

  Losses and loss adjustment expenses                    $241.8              $512.1            $1,628.4            $2,143.2
  Other underwriting expenses                               147               131.1               563.7               590.9
                                                  --------------      --------------      --------------      --------------
    Total deductions                                     $388.8              $643.2            $2,192.1            $2,734.1
                                                  --------------      --------------      --------------      --------------
  Statutory underwriting gain/(loss)  (3)                ($12.0)            ($364.0)            ($171.8)            ($590.9)

Catastrophe losses (after-tax)  (4)                        $0.0                $2.4                $7.0               $30.4

Net investment income (pre-tax)                          $151.1              $135.7              $582.1              $513.9


(1) Equivalents represent estimates of premiums that customers would have been charged under a fully insured arrangement and do not equal actual revenues.

(2) Amounts for the 1994 quarter and year restated to include $125.6 and $648.4, respectively, of residual market equivalents.

(3) The 1994 fourth quarter and full year combined ratios include reserve increases for environmental claims, litigation and a reduction of ceded reinsurance balances amounting to $225 million that were charged against income on a statutory basis (but not for GAAP reporting purposes due to purchase accounting adjustments related to the acquisition of old Travelers). The combined ratio is before policyholder dividends, which are immaterial.

(4) Net of reinsurance. Effective April 1, 1995, the threshold of losses incurred to qualify a specific event as a catastrophe loss was increased.

PROPERTY & CASUALTY INSURANCE SERVICES -- Page 3
(In millions of dollars)


                                              As of and for the quarter ended         As of and for the year ended
                                              December 31,                            December 31,
                                              --------------      --------------      ----------------    --------------
                                                       1995                1994                1995                1994
                                              --------------      --------------      --------------      --------------
PERSONAL LINES

REVENUES                                             $384.6              $329.7            $1,481.9            $1,479.4

OPERATING EARNINGS                                    $26.2               $26.0              $104.2              $102.3


Net written premiums by product line:
  Personal auto (1)                                  $244.7              $260.8            $1,007.8            $1,186.5
  Homeowners and other                                 74.9                92.8               289.8               246.7
                                              --------------      --------------      --------------      --------------
    Total written premiums                           $319.6              $353.6            $1,297.6            $1,433.2

Number of policies (millions)                           1.8                 1.8       *                   *

Combined ratio:
  Losses and loss adjustment expenses                  75.0%               65.8%               74.5%               71.0%
  Other underwriting expenses                          31.8%               27.7%               29.9%               29.4%
                                              --------------      --------------      --------------      --------------
    Combined                                          106.8%               93.5%              104.4%              100.4%

Statutory Ratio Development:
  Net earned premiums                                $327.4              $337.9            $1,283.7            $1,374.3

  Losses and loss adjustment expenses                 245.7               222.4               956.8               975.8
  Other underwriting expenses                         101.6               103.9               388.0               427.9
                                              --------------      --------------      --------------      --------------
    Total deductions                                  347.3               326.3             1,344.8             1,403.7
                                              --------------      --------------      --------------      --------------
  Statutory underwriting gain/(loss)                 ($19.9)              $11.6              ($61.1)             ($29.4)

Catastrophe losses (after-tax)  (2)                    $3.9                $3.5               $12.2               $26.4

Net investment income (pre-tax)                       $42.3               $34.0              $162.3              $130.2


(1) Premiums written by Bankers & Shippers, which was sold in October 1994, amounted to approximately $48 and $243 in the 1994 quarter and year, respectively.

(2) Net of reinsurance. Effective April 1, 1995, the threshold of losses incurred to qualify a specific event as a catastrophe loss was increased.



* Same as quarter end.

SELECTED INVESTMENT DATA
(In millions of dollars)







                                                               At December 31,     At December 31,
                                                                        1995                1994
                                                               --------------      --------------
INVESTMENT PORTFOLIO (at carrying value) (1)
Fixed-income investments Available for sale, at market:
  Mortgage-backed securities - principally obligations
      of U.S. Government agencies                                     $6,085              $4,829
  U.S. Treasury securities and obligations of U.S.
      Government corporations and agencies                             2,848               4,230
  Corporates (including redeemable preferreds)                        17,166              13,873
  Obligations of states and political subdivisions                     4,092               3,729
  Debt securities issued by foreign governments                          453                 531
  Held to maturity, at amortized cost                                     68                  96
                                                               --------------      --------------
    Total fixed income                                                30,712              27,288
Equity securities, at market                                             856                 510
Mortgage loans and real estate held for sale                           4,369               5,834
Policy loans                                                           1,888               1,581
Short-term and other                                                   3,140               3,752
                                                               --------------      --------------

       Total invested assets                                         $40,965             $38,965
                                                               ==============   ==============

After tax unrealized gains/(losses) on invested assets                  $756             ($1,319)
                                                               ==============   ==============


DETAIL OF MORTGAGE LOANS & REAL ESTATE
Performing mortgages                                                  $3,796              $4,906
Performing real estate (2)                                               194                 136
                                                               --------------      --------------
  Total                                                               $3,990              $5,042
  Yield                                                                  8.6%                8.9%

Underperforming mortgages                                               $252                $510
Underperforming real estate (2)                                          308                 468
                                                               --------------      --------------

  Total                                                                  560                 978
  Yield                                                                  1.0%                1.9%

Total (2)                                                             $4,550              $6,020
                                                               ==============      ==============
Yield                                                                    7.5%                7.8%
                                                               ==============      ==============

Proceeds from sales during year                                         $995              $1,466
                                                               ==============      ==============







(1) Represents Travelers Group's consolidated investments, which primarily support the company's insurance operations but also include corporate investments and investments managed on behalf of Consumer Finance Services.
(2) Includes real estate joint ventures.

                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          TRAVELERS GROUP INC.






Dated:  January 23, 1996                        By:   /s/ William T. Bozarth
                                                      ----------------------
                                                Vice President and Controller